As filed with the Securities and Exchange Commission on October 26, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADCARE HEALTH SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	31-1332119
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

5057 Troy Road

Springfield, Ohio  45502-9032

(937) 964-8974

(Address of Principal Executive Offices)

2004 Stock Option Plan of AdCare Health Systems, Inc.

2005 Stock Option Plan of AdCare Health Systems, Inc.

AdCare Health Systems, Inc. 2011 Stock Incentive Plan

(Full title of the plan)

Martin D. Brew
Chief Financial Officer

AdCare Health Systems, Inc.

3050 Peachtree Road, NW, Suite 355

Atlanta, Georgia  30305

(Name and Address of Agent For Service)

(404) 781-2884

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)		Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
2004 Stock Option Plan of AdCare Health Systems, Inc. common stock, no par value	80,640		$4.33	$349,171.20	$40.02
2005 Stock Option Plan of AdCare Health Systems, Inc. common stock, no par value	179,800		$4.33	$778,534.00	$89.22
AdCare Health Systems, Inc. 2011 Stock Incentive Plan common stock, no par value	1,000,000		$4.33	$4,330,000.00	$496.22
TOTAL:	1,268,440	$		$5,457,705.20	$625.45

(1)  Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock which may become issuable under the 2004 Stock Option Plan of AdCare Health Systems, Inc., the 2005 Stock Option Plan of AdCare Health Systems, Inc. or AdCare Health Systems, Inc. 2011 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)  Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of computing the proposed maximum aggregate offering price and the amount of registration fee.  The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low sale prices of the Registrant’s common stock as reported on the NYSE Amex on October 21, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*       The documents containing the information specified in “Item 1.  Plan Information” and “Item 2.  Registrant Information and Employee Plan Annual Information” of this registration statement will be sent or given to participants of AdCare Health Systems, Inc. (the “Registrant”), as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The following documents previously filed with the SEC are incorporated by reference in this registration statement (excluding any portions of such documents that have been “furnished” but not filed for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(i)            The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010;

(ii)           The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011;

(iii)          The Registrant’s Current Reports on Form 8-K filed with the SEC on January 6, 2011, January 14, 2011, March 29, 2011, April 6, 2011, May 5, 2011, May 13, 2011, June 6, 2011, June 9, 2011, June 16, 2011, June 28, 2011, June 29, 2011, August 2, 2011, August 11, 2011, August 17, 2011, August 19, 2011, September 7, 2011, September 12, 2011, September 15, 2011, September 30, 2011, October 6, 2011, October 18, 2011, October 20, 2011 and October 25, 2011;

(iv)          The Registrant’s Current Reports on Form 8-K/A filed with the SEC on January 6, 2011, April 1, 2011, and April 6, 2011, and each of such reports filed on July 15, 2011;

(v)           The Registrant’s Proxy Statement on Schedule 14A, filed with the SEC on April 22, 2011; and

(vi)          The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A12B filed on November 7, 2006, incorporating the description contained in the Registrant’s registration statement on Form SB-2 (File No. 333-131542), originally filed on February 3, 2006 and as subsequently amended.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portions of such documents that have been “furnished” but not filed for purposes of the Exchange Act) after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Copies of the above documents (other than exhibits to such documents) may be obtained upon request without charge upon writing to AdCare Health Systems, Inc., Attn:  Corporate Secretary, 5057 Troy Road, Springfield, Ohio 45502-9032.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the shares of the Registrant’s common stock registered hereby has been passed upon by Carlile Patchen & Murphy LLP, Columbus, Ohio.  Attorneys at Carlile Patchen & Murphy LLP beneficially own 11,000 shares of the Registrant’s common stock.

Item 6.  Indemnification of Officers and Directors.

The Registrant’s Articles of Incorporation and Code of Regulations limit the liability of its officers and directors to the extent currently permitted by the Ohio Revised Code.

Section 1701.13(E) of the Ohio Revised Code (“Section 1701.13”) provides in regard to indemnification of directors and officers as follows:

(1)           A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2)           A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, actually and reasonably incurred by him on connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect to any of the following:

(a)           Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b)           Any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code.

(3)           To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of Section 1701.13, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4)           Any indemnification under division (E)(1) or (2) of Section 1701.13, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of Section 1701.13.  Such determination shall be made as follows:

(a)           By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of Section 1701.13;

(b)           If the quorum described in division (E)(4)(a) of Section 1701.13 is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c)           By the shareholders;

(d)           By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of Section 1701.13 was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of Section 1701.13 shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of Section 1701.13, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5)           (a)  Unless at the time of the director’s act or omissions that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of Section 1701.13, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of Section 1701.13 is pursuant to section 1701.95 of the Ohio Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i)            Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii)           Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b)           Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of Section 1701.13, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6)           The indemnification authorized by Section 1701.13 shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7)           A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 1701.13.  Insurance may be purchased from or maintained with a person in whom the corporation has a financial interest.

(8)           The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of Section 1701.13 does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6) or (7) of Section 1701.13.  Divisions (E)(1) or (2) of Section 1701.13 do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9)           As used in division (E) of Section 1701.13, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under Section 1701.13 with respect to the new or surviving corporation as he would if he had serviced the new or surviving corporation in the same capacity.

The Registrant has obtained directors’ and officers’ liability insurance coverage from the Starr Indemnity and Liability Company.  The policy covers up to $5,000,000 for each claim during each policy year.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description	Method of Filing

4.1	2004 Stock Option Plan of AdCare Health Systems, Inc.	Filed herewith.

4.2	2005 Stock Option Plan of AdCare Health Systems, Inc.	Filed herewith.

4.3	AdCare Health Systems, Inc. 2011 Stock Incentive Plan.	Filed herewith.

4.4	Form of Non-Statutory Stock Option Agreement Under the 2011 Stock Incentive Plan	Filed herewith.

4.5	Form of Incentive Stock Option Agreement Under the 2011 Stock Incentive Plan	Filed herewith.

5.1	Opinion of Carlile Patchen & Murphy LLP.	Filed herewith.

23.1	Consent of Battelle & Battelle LLP.	Filed herewith.

23.2	Consent of McNair, McLemore, Middlebrooks & Co., LLC.	Filed herewith.

23.3	Consent of Carlile Patchen & Murphy LLP, included in Exhibit 5.1.	Filed herewith.

24.1	Powers of Attorney (contained on the signature page hereto).	Filed herewith.

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table set forth in this registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registrant statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Springfield, State of Ohio, on October 26, 2011.

ADCARE HEALTH SYSTEMS, INC.

By:	/s/ Boyd P. Gentry
Boyd P. Gentry
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of AdCare Health Systems, Inc. hereby constitutes and appoints each of Boyd P. Gentry and Martin D. Brew, his attorney-in-fact and agent, each with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, in connection with the registration of the shares of the Registrant’s common stock under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ David A. Tenwick	Director, Chairman	October 26, 2011
David A. Tenwick

/s/ Boyd P. Gentry	Director, President and	October 26, 2011
Boyd P. Gentry	Chief Executive Officer
(Principal Executive Officer)

/s/ Martin D. Brew	Chief Financial Officer	October 26, 2011
Martin D. Brew	(Principal Financial and
Accounting Officer)

/s/ Christopher Brogdon	Director, Vice-Chairman	October 26, 2011
Christopher Brogdon	and Chief Acquisitions Officer

/s/ Jeffrey L. Levine	Director	October 26, 2011
Jeffrey L. Levine

/s/ Philip S. Radcliffe	Director	October 26, 2011
Philip S. Radcliffe

/s/ Laurence E. Sturtz	Director	October 26, 2011
Laurence E. Sturtz

/s/ Peter J. Hackett	Director	October 26, 2011
Peter J. Hackett

/s/ Gary L. Wade	Director	October 26, 2011
Gary L. Wade

/s/ Joshua J. McClellan	Director	October 26, 2011
Joshua J. McClellan

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

4.1	2004 Stock Option Plan of AdCare Health Systems, Inc.	Filed herewith.

4.2	2005 Stock Option Plan of AdCare Health Systems, Inc.	Filed herewith.

4.3	AdCare Health Systems, Inc. 2011 Stock Incentive Plan.	Filed herewith.

4.4	Form of Non-Statutory Stock Option Agreement Under the 2011 Stock Incentive Plan	Filed herewith.

4.5	Form of Incentive Stock Option Agreement Under the 2011 Stock Incentive Plan	Filed herewith.

5.1	Opinion of Carlile Patchen & Murphy LLP.	Filed herewith.

23.1	Consent of Battelle & Battelle LLP.	Filed herewith.

23.2	Consent of McNair, McLemore, Middlebrooks & Co., LLC.	Filed herewith.

23.3	Consent of Carlile Patchen & Murphy LLP, included in Exhibit 5.1.	Filed herewith.

24.1	Powers of Attorney (contained on the signature page hereto).	Filed herewith.